Exhibit 99.1

[LOGO]	Chiquita Brands International

News Release
Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

HEAVY RAINS FROM TROPICAL STORM GAMMA CAUSE
FLOODING DAMAGE TO CHIQUITA’S BANANA FARMS IN HONDURAS
Company Expects Fourth Quarter Charge for Asset Writedowns and Flood-Related Costs

CINCINNATI – Nov. 30, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that approximately 1,600 hectares (4,000 acres) of the company’s banana farms in Honduras and more than 500 hectares (1,200 acres) of banana farms of independent growers have been severely flooded due to heavy rains from Tropical Storm Gamma.

The entire region near San Pedro Sula sustained tremendous flooding damage, and many of the banana farm areas remain under water. While still assessing the damage, the company estimates that its affected acreage will be out of production for a minimum of several months, and the most heavily damaged areas could be out of production for a year or more.

“The loss of our Honduran production, combined with the ongoing impact of Hurricane Stan on purchased fruit volumes in Guatemala and other weather problems this season, has created product shortages in North America through the first quarter 2006,” said Bob Kistinger, president and chief operating officer of Chiquita Fresh. “We are working hard to identify alternative sources in Latin America to meet our North American customer volume and service requirements. However, we believe some service disruptions will be inevitable.”

Kistinger continued, “We feel fortunate that none of our employees or their family members lost their lives or sustained major injuries. We are also pleased to note that new worker-owned housing developments, which were relocated from flood-prone areas after Hurricane Mitch, were not damaged.”

The company has not determined whether it will replant the affected farms. As a result of flood damage, the company expects to incur a significant, mostly noncash, charge in the fourth quarter for asset writedowns and flood-related costs. The company’s preliminary estimate of the amount of such a charge is in the range of $13-18 million.

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Chiquita Brands International
Flooding in Honduras from Tropical Storm Gamma

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express®, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick-service restaurants.